AMENDMENT

TO THE RESTATED ARTICLES OF ASSOCIATION

FOR MWB (SHANGHAI) CO., LTD

This Amendment to the Restated Articles of Association for MWB (Shanghai) Co., Ltd. (the "Amendment") is entered into as of 13 April, 2002 by and among:

(1)

SHANGHAI INSTRUMENT TRANSFORMER WORKS ("Party A"), a legal person duly organized and existing under the laws of the People's Republic of China (the "PRC") and having its legal address at 427 Jumen Road, Shanghai, PRC;

(2)

TRENCH GERMANY GMBH, a legal person duly organized and existing under the laws of Germany and having its legal address at Nürnberger Strabe 199, D-8600 Bamberg, Germany acting as the legal successor of HT MWB ("Party B");

(3)

TRENCH SWITZERLAND AG, a legal person duly organized and existing under the laws of Switzerland and having its legal address at Lehenmattstrass 353, 4028 Basel, Switzerland ("Party C"); and

(3)

TRENCH LIMITED, a legal person duly organized and existing under the laws of Canada and having its legal address at 71 Maybrook Drive, Scarborough, Ontario M1V 4B6, Canada ("Party D").

Unless otherwise provided in this Amendment, Party B, Party C and Party D will act collectively as one party and will be referred to collectively as "Trench".

WHEREAS:

(A)

Pursuant to a joint venture contract (the "Original Contract") and articles of association (the "Original Articles of Association"), each dated 12 November 1992, Party A and MWB High Voltage Systems GmbH ("HT MWB") (which has subsequently been restructured as Party B) established MWB (Shanghai) Co., Ltd. (the "Joint Venture Company"), a limited liability equity joint venture.

(B)

Pursuant to the Equity Transfer Agreement, the Restated Equity Joint Venture Contract for the Joint Venture Company (the "Restated Contract") and the Restated Articles of Association for the Joint Venture Company (the "Restated Articles of Association"), each dated 7 April 2000, Party A transferred part of its registered capital to Party C and Party D which thereby became additional parties to the Joint Venture Company and the registered capital of the Joint Venture Company was increase from US$8,400,000 to US$10,913,000 and the total amount of investment was increased from US$14,460,000 to US$19,486,000.

(C)

Pursuant to the agreement reached between Party A and Trench after negotiation, the Parties have agreed to further increase the registered capital and total investment amount and expand the business scope of the Joint Venture Company.

(D)

Under clause 5.8.2 of the Restated Contract, in the event of an increase in the registered capital of the Joint Venture Company, each Party has the right to subscribe to the increased registered capital in proportion to such Party's percentage share in the registered capital of the Joint Venture Company at that time.  Party B and Party C waive their right to subscribe to the increased registered capital, and Party D has the right to subscribe for Party B and Party C's share of the increase in the registered capital.

(E)

In order to reflect the further increase in the registered capital and total investment amount and expansion of business scope of the Joint Venture Company as referred to in Recital (C) above, and some other associated changes, the Parties agree to amend the Restated Articles of Association in accordance with the terms of this Amendment.

NOW THEREFORE, the Parties hereby agree as follows:

1.

Definitions

Terms defined in the Restated Contract as amended under the Amendment to the Restated Contract of even date with this Amendment shall have the same meanings in this Amendment, unless expressly stated otherwise or the context otherwise requires.

"Amendment" means this Amendment.

2.

Representations and Warranties of Parties

2.1

Party A hereby represents and warrants that:

(a)

Party A is a validly existing enterprise legal person of the PRC, in good standing under the laws of the PRC, and has the full power and right to conduct its business within the scope of its business licence;

(b)

Party A has the authority to enter into this Amendment and perform the Restated Articles of Association as amended by this Amendment;

(c)

Party A has taken all requisite corporate actions to authorize the signing of this Amendment, and after approval by the Examination and Approval Authority, the obligations of Party A under Restated Articles of Association as amended by this Amendment will be valid and binding, and Trench shall have the right to require Party A to perform the Restated Articles of Association as amended by this Amendment in accordance with its terms;

(d)

the execution and performance of the Restated Articles of Association as amended by this Amendment by Party A (and the Related Contracts to which it is a party) will not violate any outstanding commitments, licences or obligations, contractual or otherwise, of Party A or any currently effective law, regulation, decree or policy of the PRC; and

(e)

Party A is not a party to any contract, agreement or commitment which conflicts with or which could cause it to be in breach of its obligations under the Restated Articles of Association as amended by this Amendment.

a.1

Trench hereby represents and warrants that:

(a)

Party B, Party C and Party D are validly existing and organized and in good standing under the laws of its respective country of incorporation and has the full power and right to conduct its business within the scope of its articles of association/by-laws;

(b)

Party B, Party C and Party D have the authority to enter into this Amendment and perform the Restated Articles of Association as amended by this Amendment;

(c)

Party B, Party C and Party D have taken all requisite corporate actions to authorize the signing of this Amendment, and after approval by the Examination and Approval Authority, the obligations of Trench under the Restated Articles of Association as amended by this Amendment will be valid and binding, and Party A shall have the right to require Trench to perform the Restated Articles of Association as amended by this Amendment in accordance with its terms;

(d)

the execution and performance of the Restated Articles of Association as amended by this Amendment by Trench (and the Related Contracts to which it is a party) will not violate any outstanding commitments, licences or obligations, contractual or otherwise, of Trench or any currently effective law, regulation, decree or policy of its respective country of incorporation; and

(e)

Party B, Party C and Party D are not a party to any contract, agreement or commitment which conflicts with or which could cause it to be in breach of its obligations under the Restated Articles of Association as amended by this Amendment.

a.1

Each Party agrees to indemnify the other Party from any and all losses that may arise should any of the representations and warranties set forth in this Article 2 prove to be inaccurate in any respect.

2.

Expansion of Business Scope (Article 3.2)

The business scope of the Joint Venture Company shall be expanded to include design, manufacturing, assembling, testing and servicing of various coil products and therefore the provision of Article 3.2 of the Restated Articles of Association shall be deleted in its entirety and replaced with the following:

The scope of business of the Joint Venture Company is:

to design, develop and manufacture products of transformers, bushings, capacitors, instruments, meters, measuring apparatus for power distributors and power energy, with a variety of voltage grades and product series for such products, to design, manufacture, assemble and test various coil products, provision of related maintenance and services thereof, and sales of self-manufactured products.

3.

Capital Increase (Article 4)

3.1

The existing paragraph of Article 4.1 of the Restated Articles of Association shall be numbered as Article 4.1.1 and the following provision shall be added as Article 4.1.2:

The total amount of investment of the Joint Venture Company shall, following the Phase II Capital Increase, be increased from Nineteen Million Four Hundred Eighty Six Thousand US Dollars (US$19,486,000) to Thirty Seven Million Two Hundred and Sixty Nine Thousand US Dollars (US$37,269,000).

3.2

The existing paragraph of Article 4.2 of the Restated Articles of Association shall be numbered as Article 4.2.1 and the following provision shall be added as Article 4.2.2:

The total amount of the registered capital of the Joint Venture Company shall, following the Phase II Capital Increase, be increased from Ten Million Nine Hundred and Thirteen Thousand US Dollars (US$10,913,000) to Twelve Million Four Hundred and Twenty Three Thousand US Dollars (US$12,423,000).

3.3

The following provisions shall be added as Article 4.3.4 of the Restated Articles of Association:

With respect to the Phase II Capital Increase

(a)

Party D shall contribute in cash 65% of the increased amount of the registered capital provided in Article 4.2.2, equivalent to Nine Hundred and Eighty One Thousand Five Hundred US Dollars (US$981,500) of the registered capital of the Joint Venture Company at par value.

(b)

Party A shall contribute in cash 35% of the increased amount of the registered capital provided in Article 4.2.2, equivalent to Five Hundred and Twenty Eight Thousand Five Hundred US Dollars (US$528,500) of the registered capital of the Joint Venture Company at par value.

(c)

The Capital Increase II will be used for the acquisition of equipment and/or technology and know-how for the production of Coil Products and working capital of the Joint Venture Company.

a.1

The original provision of Article 4.3.4 of the Restated Articles of Association shall be deleted in its entirety and replaced with the following numbered as Article 4.3.5 accordingly:

As a result of the aforementioned transfer and increases of registered capital, the contribution of the Parties to the registered capital of the Joint Venture Company shall be as follows:

Party A:

Four Million Three Hundred and Fourty Eight Thousand and Fifty US Dollars (US$4,348,050) representing Thirty Five per cent (35%) of the total registered capital;

Trench:

Eight Million Seventy Four Thousand Nine Hundred and Fifty US Dollars (US$8,074,950) representing Sixty Five per cent (65%) of the total registered capital, of which:

Party B owns Three Million Three Hundred and Sixty Thousand US Dollars (US$3,360,000) representing Twenty Seven point Zero Five per cent (27.05%) of the total registered capital;

Party C owns Three Million One Hundred and Eighty Nine Thousand Seven Hundred and Eighty Six US Dollars (US$3,189,786) representing Twenty Five point Six Eight per cent (25.68%) of the total registered capital; and

Party D owns One Million Five Hundred and Twenty Five Thousand One  Hundred and Sixty Four US Dollars (US$1,525,164) representing Twelve point Two Six per cent (12.27%) of the total registered capital.

2.

Investment Certificate (Article 4.5)

Article 4.5 of the Restated Articles of Association shall apply to each of Party A's and Party D's respective contribution to the Phase II Capital Increase.

3.

Profit Distribution

The following sub-article 9.7.8 is added to Article 9:

1.1.1

The Parties agree in principle that every year the Joint Venture Company is permitted to distribute 70% of after tax profits available for distribution to the Parties in proportion to the percentage of registered capital held by each of them, however, the Board is permitted to make the final decision on declaration of dividend each year taking into account the financial and business requirements of the Company.

1.

Conditions Precedent

The obligation of each of Party A and Party D to make its contribution to the Phase II Capital Increase is subject to and conditional upon all of the following:

(a)

the granting of the Approval;

(b)

payment of the monies under clause 4.1(a) of the Series Reactor Technology Head-licence Agreement;

(c)

issue of the Business Licence;

(d)

Registration.

1.

Miscellaneous

1.1

Save as amended hereby, all other provisions of the Restated Articles of Association shall remain in full force and effect.

1.2

Party A shall be responsible for processing and successfully finalizing applications for approval of this Amendment, the Amendment to the Restated Contract and the Phase II Capital Increase with the Examination and Approval Authority, and amending the registration of the Joint Venture Company with and obtaining the amended Business Licence from the SAIC.

1.3

The Directors of the Company shall procure that the Company shall do all things necessary to implement this Amendment.

1.4

This Amendment shall be executed in five (5) originals in English and five (5) originals in Chinese. Both language versions shall have equal legal effect. Each Party shall keep an original in English and an original in Chinese. There shall be filed with the Examination and Approval Authority an original in Chinese and an original in English.

1.5

This Amendment shall take effect upon the approval of the Examination and Approval Authority.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

SHANGHAI INSTRUMENT TRANSFORMER WORKS CO. LTD.

By: __ /s/ Zhang Wei Guo ____

Name: Zhang Wei Guo

Position: Director

TRENCH GERMANY GMBH

By:__/s/ John Finlay

Name: John Finlay

Position: Authorised Signatory

TRENCH SWITZERLAND AG

By:__/s/ John Finlay

Name: John Finlay

Position: Authorised Signatory

TRENCH LIMITED

By:__/s/ John Finlay

Name: John Finlay

Position: Executive Vice President, North America and International

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